Exhibit 99.1

Pulse Biosciences Surpasses Enrollment Midpoint in NANOPULSE-AF IDE Pivotal Study

HAYWARD, California, July 29, 2026 – Pulse Biosciences, Inc. (Nasdaq: PLSE), a company leveraging its novel and proprietary Nanosecond Pulsed Field Ablation™ (nano-PFA or nsPFA™) technology, today announced that the NANOPULSE-AF Study has surpassed its enrollment midpoint after commencing the study in April 2026.

“We are very pleased by the strong enrollment trajectory in the NANOPULSE-AF study. Reaching this midpoint milestone so quickly reflects the enthusiasm of our investigational sites for this technology and its potential to deliver leading durability in pulmonary vein isolation, procedural efficiency and consistent safe and effective patient outcomes,” David Kenigsberg, MD, FACC, FHRS, Chief Medical Officer of Pulse Biosciences. “This momentum is driven first by the technology itself. Second, the protocol represents a real-world example of the type of patients we are seeing in clinical practice, where ablation has become a first-line therapy to address patients suffering from atrial fibrillation. We appreciate our close collaboration with the FDA throughout this process, as we move toward completion of our IDE study.”

“The nPulse System has been a remarkably intuitive platform to work with. The learning curve is minimal, and the workflow integrates seamlessly into our existing ablation practice,” said Frank Cuoco, MD, FACC, FHRS, Director of Cardiac Electrophysiology at HCA Trident Health in Charleston, South Carolina, and a top-enrolling investigator in the NANOPULSE-AF Study. “That ease of use is a meaningful driver of the momentum we're seeing in enrollment, and the nPulse System has already demonstrated the potential to be a safe and durable treatment option for our patients. That combination is what is bringing patients into the study so quickly.”

“Having experience with this catheter during the first-in-human cases in Prague, I was excited to get this IDE study started in the United States,” said Vivek Reddy, MD, Director of Cardiac Arrhythmia Services at the Mount Sinai Fuster Heart Hospital, NY, and National Principal Investigator of the NANOPULSE-AF Study. “Reaching the halfway mark so rapidly is a true testament to the ease of use of this catheter, and the excitement it engenders in the investigators. Having seen the compelling safety and efficacy data in the first-in-man dataset, I look forward to evaluating the full pivotal dataset with my fellow investigators upon the study's completion.”

The Company will provide additional commentary on the progress of the Study during its upcoming earnings conference call on August 6th at 1:30pm PT / 4:30pm ET. Investors interested in listening to the conference call may do so by dialing 1-800-715-9871 from the U.S. or 1-646-307-1963 internationally and providing Conference ID 3486060. A live and recorded webcast of the event will be available on the Pulse Biosciences Investors website at http://investors.pulsebiosciences.com/.

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the intention as well as potential to improve the quality of life for patients. The Company’s proprietary nPulse™ technology delivers nanosecond pulses of electrical energy to non-thermally clear cells while sparing adjacent non-cellular tissue as well as initiating regulated cell death. The Company is actively pursuing the development of its nPulse technology for use in the treatment of atrial fibrillation and in a select few other markets where it could have a profound positive impact on healthcare for both patients and providers.

Pulse Biosciences, nPulse, Vybrance, CellFX, Nano-Pulse Stimulation, NPS, nsPFA, CellFX nsPFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements concerning early clinical successes and whether they are predictive of the safety and effectiveness of any medical device such as the nPulse Cardiac Catheter System, Pulse Biosciences’ expectations, whether stated or implied, about whether the Company’s nsPFA technology will become either a disruptive treatment option or a superior option for treating atrial fibrillation or any other medical condition, statements relating to the effectiveness of the Company’s nsPFA technology and nPulse System to non-thermally clear cells while sparing adjacent non-cellular tissue, statements concerning the Company’s expected product development efforts, such as advancement of its nPulse Cardiac Catheter to treat paroxysmal atrial fibrillation, statements concerning whether any clinical study will show that the Company’s novel nsPFA mechanism of action and catheter design will deliver fast and precise ablations in cardiac tissue and streamline workflow, statements concerning market opportunities, customer adoption and future use of the nPulse System to address a range of conditions such as atrial fibrillation, and other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Investor Contacts:

Pulse Biosciences, Inc.

Jon Skinner, CFO

IR@pulsebiosciences.com

Or

Gilmartin Group

Philip Trip Taylor

415.937.5406

philip@gilmartinir.com